Exhibit 10.55

AMENDMENT NUMBER 4

TO THE CANADIAN PACIFIC RAILWAY COMPANY SUPPLEMENTAL RETIREMENT PLAN

ESTABLISHED JANUARY 1, 2011

This Amendment Number 4 amends the Supplemental Plan to:

(i)expand the definitions of DB Pensionable Service and Highest Plan Earnings to recognize circumstances applicable to Members who were previously employed in a position covered by a collective agreement with a Union on June 1, 2013 (the “June 1, 2013 Union Members”, as defined in the Canadian Pacific Railway Company Secondary Pension Plan); and

(ii)grant authority to specified officers of the Company to make certain amendments to the Supplemental Plan without the need for Board approval.

EFFECTIVE JANUARY 1, 2024:

1.Replace Section A.1.07 with the following:

“A.1.07 “DB Pensionable Service” means, subject to Section A.2.08,

(a)in respect of an Employee who is a Member on May 31, 2013,

(i)that portion of Pensionable Service accrued prior to June 1, 2013, if any, recognized in determining a Member's defined benefits under the Basic Plan, and

(ii)that portion of Pensionable Service accrued on or after June 1, 2013, recognized as “Statutory Limit Service” under the Secondary Plan, as that term is defined in the Secondary Plan; and

(b)in respect of an Employee who becomes a Member on or after June 1, 2013, “Statutory Limit Service” under the Secondary Plan, as that term is defined in the Secondary Plan, except that, for a Member who is a “June 1, 2013 Union Member”, as that term is defined in the Secondary Plan, DB Pensionable Service shall not include any period of Pensionable Service on or after January 1, 2025.”

2.Replace Section A.1.16 with the following:

"A.1.16“Highest Plan Earnings” shall have the same meaning as in the Basic Plan as such definition applies to a Member except that, for a Member who is a “June 1, 2013 Union Member”, as that term is defined in the Secondary Plan, it shall have the same meaning as in the Secondary Plan. For greater certainty such definition shall apply to all periods of a Member’s DB Pensionable Service.”

3.Replace Section 10.02 with the following:

"10.02Amendments to the Supplemental Plan shall be made by the adoption of a resolution of the Board unless the Board’s power or authority to amend the Supplemental Plan has been delegated. Notwithstanding the above, the Company, through the joint approval of any two of the following officers of the Company:

(i)President and Chief Executive Officer,

(ii)Vice-President and Chief Human Resources Officer,

(iii)Executive Vice-President and Chief Financial Officer, and

(iv)any other officer designated by the Board,

shall have specific authority, without the need for Board approval, to make amendments that:

(v)document administrative practice or clarify interpretation,

(vi)are required as a result of changes in the Income Tax Act, U.S. Code, Pension Benefits Standards Act, 1985 (Canada), or other laws or regulations having an impact on the Supplemental Plan or the Registered Plans,

(vii)are requested by the authorities overseeing the Income Tax Act, U.S. Code, Pension Benefits Standards Act, 1985 (Canada), or other laws or regulations having an impact on the Supplemental Plan or the Registered Plans, or

(viii)result in only minor modifications to the Supplemental Plan provisions,

and provided such amendments have a minimal or no financial impact on the Company or the Supplemental Plan. All such amendments, whether made by the adoption of a resolution of the Board or delegate or through the joint approval of officers of the Company where permitted, shall be binding upon the Company and upon each Member.”